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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement.
[ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY
     RULE 14a-6(e)(2)).
[X]  Definitive Proxy Statement.
[ ]  Definitive Additional Materials.
[ ]  Soliciting Material Pursuant to Section 240.14A-11(c) or Section 240.14a-12

                            KENSEY NASH CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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     2) Form, Schedule or Registration Statement No.:

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     4) Date Filed:

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PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS
FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (11-01)

                         [KENSEY NASH CORPORATION LOGO]


Marsh Creek Corporate Center
55 East Uwchlan Avenue
Exton, Pennsylvania 19341


                                November 6, 2002


Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2002 Annual Meeting of Stockholders of Kensey Nash Corporation. The Annual Meeting will be held on Wednesday, December 4, 2002 beginning at 10:00 a.m., local time, at the Top of the Tower, 1717 Arch Street, 51st Floor, Philadelphia, PA. The formal notice of the Annual Meeting appears on the next page.

The attached Notice of Annual Meeting and Proxy Statement describe matters that we expect will be acted upon at the meeting. At the meeting, we will present an overview of the Company's business activities and recent performance and offer the opportunity to ask questions.

It is important that your views be represented whether or not you are able to be present at the Annual Meeting. Please sign and date the enclosed proxy card and promptly return it to us in the postpaid envelope. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the recommendations of the Board of Directors contained in the Proxy Statement.

We are gratified by our stockholders' continued interest in Kensey Nash Corporation and urge you to return your proxy card as soon as possible.

                              Sincerely,


                              Joseph W. Kaufmann
                              President and Chief Executive Officer

                         [KENSEY NASH CORPORATION LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 4, 2002


To the Stockholders of
Kensey Nash Corporation:

The Annual Meeting of Stockholders of Kensey Nash Corporation (the "Company") will be held at 10:00 a.m., local time, on Wednesday, December 4, 2002, at the Top of the Tower, 1717 Arch Street, 51st Floor, Philadelphia, PA for the following purposes:


     (1)  To elect three Class I Directors to the Company's Board of Directors;

     (2) To ratify the appointment by the Board of Directors of Deloitte & Touche LLP as the independent auditors of the Company's financial statements for the fiscal year ending June 30, 2003; and

     (3) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on October 18, 2002 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting.

                         By Order of the Board of Directors,



                         Joseph W. Kaufmann
                         President and Secretary

Exton, Pennsylvania
November 6, 2002

ALL STOCKHOLDERS ARE URGED TO ATTEND THE MEETING IN PERSON OR BY PROXY. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE FURNISHED FOR THAT PURPOSE.

                             KENSEY NASH CORPORATION
                          MARSH CREEK CORPORATE CENTER
                             55 EAST UWCHLAN AVENUE
                            EXTON, PENNSYLVANIA 19341
                                 (610) 524-0188

                              PROXY STATEMENT

THE ACCOMPANYING PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF KENSEY NASH CORPORATION, A DELAWARE CORPORATION, FOR USE AT ITS ANNUAL MEETING OF STOCKHOLDERS (THE "ANNUAL MEETING") TO BE HELD AT 10:00 A.M., LOCAL TIME, WEDNESDAY, DECEMBER 4, 2002, AT THE TOP OF THE TOWER, 1717 ARCH STREET, 51ST FLOOR, PHILADELPHIA, PENNSYLVANIA, AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. THIS PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY ARE BEING MAILED TO STOCKHOLDERS ON OR ABOUT NOVEMBER 6, 2002.

VOTING SECURITIES -- The Board of Directors has fixed the close of business on October 18, 2002, as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. As of the Record Date, the Company had outstanding 10,753,734 shares of its Common Stock. Each of the outstanding shares of Common Stock is entitled to one vote on all matters to come before the Annual Meeting.

PROXIES -- Joseph W. Kaufmann and Douglas G. Evans, the persons named as proxies on the proxy card accompanying this Proxy Statement, were selected by the Board of Directors of the Company to serve in such capacity. Messrs. Kaufmann and Evans are officers and directors of the Company. Each executed and returned proxy will be voted in accordance with the directions indicated thereon, or if no direction is indicated, such proxy will be voted in accordance with the recommendations of the Board of Directors contained in this Proxy Statement. Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either (1) an instrument revoking the proxy, or (2) a duly executed proxy bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting, but attendance at the Annual Meeting will not by itself revoke a proxy.

QUORUM - The required quorum for the transaction of business at the Annual Meeting will be a majority of the outstanding shares of Common Stock entitled to vote on the Record Date. Broker non-votes are included for purposes of determining whether a quorum is present at the Annual Meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

REQUIRED VOTE -- A plurality of the votes of shares present in person or represented by proxy at the Annual Meeting is required to elect the nominees for director. This means that the three nominees receiving the highest number of "FOR" votes will be elected. Stockholders will not be allowed to cumulate their votes in the election of directors. Broker non-votes will have no effect in the election of directors. A majority of the votes of shares present in person or represented by proxy is required to ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Company's financial statements for the fiscal year ending June 30, 2003. Abstentions will have the same effect as votes against this proposal. Broker non-votes will have no effect on the voting on this proposal.

STOCKHOLDER LIST -- A list of stockholders entitled to vote at the Annual Meeting, arranged in alphabetical order, showing the address of and number of shares registered in the name of each stockholder, will be open to the examination of any stockholder for any purpose germane to the Annual Meeting during ordinary business hours commencing November 22, 2002, and continuing through the date of the Annual Meeting at the offices of the Company, 55 East Uwchlan Avenue, Exton, Pennsylvania 19341.

ANNUAL REPORT TO STOCKHOLDERS -- THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED JUNE 30, 2002 ("FISCAL YEAR 2002"), CONTAINING FINANCIAL AND OTHER INFORMATION PERTAINING TO THE COMPANY, IS BEING FURNISHED TO STOCKHOLDERS SIMULTANEOUSLY WITH THIS PROXY STATEMENT.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

Before the resignation of Kenneth R. Kensey, M.D. on October 30, 2001, the Company's Board of Directors consisted of nine directors. The Board of Directors will consist of eight directors unless and until the vacancy created by Dr. Kensey's resignation is filled. Article Five of the Company's Certificate of Incorporation, as amended, provides that the Board of Directors shall be classified with respect to the terms for which its members shall hold office by dividing the members into three classes. At the Annual Meeting, three Class I Directors are to be elected for a term of three years expiring at the 2005 Annual Meeting of Stockholders. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT TO CONTINUE TO SERVE AS DIRECTORS OF THE COMPANY. See "Nominees" below.

The five directors whose terms of office expire in 2003 and 2004 will continue to serve after the Annual Meeting until such time as their respective terms of office expire or their successors are duly elected and qualified. See "Other Directors" below.

If at the time of the Annual Meeting any of the nominees should be unable or decline to serve, the person named in the proxy will vote for such substitute nominee or nominees as the Board of Directors recommends, or vote to allow the vacancy created thereby to remain open until filled by the Board of Directors, as the Board of Directors recommends. The Board of Directors has no reason to believe that any nominee will be unable or will decline to serve as a director if elected.

NOMINEES

The names of the nominees for the office of director, together with certain information concerning such nominees, are set forth below:


                                                                     SERVED AS
              NAME                AGE    POSITION WITH COMPANY    DIRECTOR SINCE
 -------------------------------  ---   ------------------------  --------------
 Douglas G. Evans, P.E. ........   38   Chief Operating Officer,       1995
                                        Assistant Secretary and
                                        Director

 Walter Maupay..................   63   Director                       1995

 C. McCollister Evarts, M.D. ...   71   Director                       2000

Mr. Evans has served as Chief Operating Officer and as Assistant Secretary of the Company since 1995 and was also elected as a Director in 1995. Mr. Evans is responsible for protecting and developing the Company's intellectual property, assessing new technologies, and overseeing the Company's daily operations. From 1989 to 1993, Mr. Evans held several senior positions with the Company in product development and engineering. From 1986 until joining the Company in 1989, Mr. Evans held a number of positions in engineering and business development for several divisions of the General Electric Company. Mr. Evans received a B.S. degree in Engineering Science and a Masters degree in Business Management from The Pennsylvania State University and an M.S. degree in Electrical Engineering from the University of Pennsylvania. Mr. Evans is a Registered Professional Engineer in the United States.

Mr. Maupay has been a Director of the Company since 1995. In 1995, prior to his retirement, Mr. Maupay was a group executive with Bristol-Myers Squibb, which acquired Calgon Vestal Laboratories at the end of 1994. From 1988 until 1994, Mr. Maupay served as President of Calgon Vestal Laboratories, then a division of Merck & Co. Mr. Maupay spent thirty-three years in corporate and divisional positions at Merck & Co. Mr. Maupay received a

B.S. degree in Pharmacy from Temple University and an M.B.A. degree from Lehigh University. Mr. Maupay has been a director of Life Medical Sciences, Inc. and Cubist Pharmaceuticals and is a director of PolyMedica Corporation as well as several private companies. Mr. Maupay is a member of the Company's Compensation, Audit, Executive, Corporate Governance and Nominating Committees.

Dr. Evarts has been a Director of the Company since July 2000. Dr. Evarts is a University Professor for The Pennsylvania State University, Chief Executive Officer of The Milton S. Hershey Medical Center, Senior Vice President for Health Affairs and Dean (Emeritus) for The Pennsylvania State University's College of Medicine. Previously, Dr. Evarts served as Professor and Chair of the Department of Orthopedics at the University of Rochester School of Medicine and Dentistry and Medical Center Vice President for Development. Prior to that, he was Chair of the Department of Orthopedic Surgery at the Cleveland Clinic Foundation. Dr. Evarts holds an A.B. degree from Colgate University. He graduated with an M.D. from the University of Rochester School of Medicine and Dentistry and served his internship and residency at the University of Rochester Strong Memorial Hospital. Dr. Evarts is Chairman of the Company's Audit Committee and a member of the Executive, Corporate Governance and Nominating Committees.

OTHER DIRECTORS

The following persons will continue to serve as Directors of the Company after the Annual Meeting until their terms of office expire (as indicated below) or until their successors are elected and qualified.

                                                                                SERVED AS       TERM
              NAME                AGE         POSITION WITH COMPANY           DIRECTOR SINCE   EXPIRES
-------------------------------   ---   ------------------------------------  --------------   -------
  Joseph W. Kaufmann...........    50   Chief Executive Officer, President,       1992          2003
                                        Secretary and Director

  Harold N. Chefitz ...........    67   Director                                  1995          2003

  Steven J. Lee ...............    55   Director                                  2000          2003

  John E. Nash, P.E. ..........    67   Vice President of New Technology and      1984          2004
                                        Director

  Robert J. Bobb...............    55   Director                                  1984          2004

Mr. Kaufmann has served as Chief Executive Officer and President of the Company since 1995, as Secretary since 1989, and as a Director since 1992. Mr. Kaufmann joined the Company in 1989 as Chief Financial Officer and was appointed Vice President, Finance and Administration in January 1994. Prior to joining the Company, Mr. Kaufmann held executive finance positions at divisions of both Hanson, PLC and Syntex Corporation. Mr. Kaufmann received a B.S. degree in Accounting from St. Joseph's University. Mr. Kaufmann is Chairman of the Company's Executive Committee.

Mr. Chefitz has been a Director of the Company since June 1995. Mr. Chefitz has numerous years of experience in investment banking in the healthcare industry and is presently a General Partner at CK Capital L.P., a Partner at Boles Knop & Company LLC, and Chairman of the Board and Chief Executive Officer of GliaMed, Inc. and is a director of Barr Laboratories. He was a Senior Managing Director of Gerard Klauer Mattison & Co. LLC from June 1995 through November 1998. From March 1993 until March 1995, he served as a Managing Director and Head of Healthcare Investment Banking for Prudential Securities Incorporated in New York City. Mr. Chefitz received a B.S. degree from Boston University and attended Boston College Law School. Mr. Chefitz is a member of the Company's Compensation, Executive, Corporate Governance and Nominating Committees.

Mr. Lee has been a Director of the Company since July 2000. Mr. Lee was a founder and served as Chairman and Chief Executive Officer of PolyMedica Corporation from July 1996 through July 2002. Prior to becoming Chief

Executive Officer, Mr. Lee served as President and a director of PolyMedica from 1990 through June 1996. Previously, he was President and a director of Shawmut National Ventures from 1987 to 1990 and served as President, Chief Executive Officer and a director of RepliGen Corporation from 1984 to 1986. Mr. Lee received a B.A. from Lehigh University cum laude, an M.B.A. from the Wharton School of Finance and Commerce at the University of Pennsylvania, and a J.D. degree from Fordham University School of Law. Mr. Lee is a director of PolyMedica Corporation, ICN Pharmaceuticals Inc. and Fibersense Technology Corporation. Mr. Lee is a member of the Company's Audit Committee.

Mr. Nash is a co-founder of the Company, is currently the Vice President of New Technologies and has served as a Director since 1984. He served as Vice Chairman of the Board and Executive Vice President from 1984 to October 1998. Prior to his co-founding the Company, Mr. Nash was employed by Syntex Corporation in a number of engineering and development positions within its Syntex Dental subsidiary, including Vice President of Research and Development. Mr. Nash holds qualifications in Mechanical and Production Engineering from Kingston College of Technology in the United Kingdom and is a Registered Professional Engineer in both the United Kingdom and the United States.

Mr. Bobb has been a Director of the Company since 1984. For over fifteen years, Mr. Bobb has been a principal equity investor and key management participant in a number of operating companies. Mr. Bobb received a B.S. degree from Western Michigan University and a J.D. degree from the University of Notre Dame Law School and studied at the University of Belgrade and the University of London. Mr. Bobb is Chairman of the Company's Compensation Committee and a member of the Company's Audit Committee.

DIRECTOR COMPENSATION -- The Company does not pay additional cash compensation to executive officers for their service as directors. During fiscal year 2002, non-employee directors were paid a fee of $2,500 per meeting (not to exceed $10,000 per fiscal year) plus travel expenses and other costs associated with attending meetings. In addition, non-employee directors who served on the Executive Committee were paid a fee of $1,500 per Executive Committee meeting plus travel expenses and other costs associated with attending the meetings. Pursuant to the Kensey Nash Corporation Nonemployee Directors' Stock Option Plan (the "Directors' Plan"), each of Messrs. Bobb, Chefitz and Maupay was granted options to purchase 5,000 shares of Common Stock upon the Company's initial public offering, exercisable at $12.00 per share. Each of Mr. Lee and Dr. Evarts was granted options to purchase 5,000 shares of Common Stock upon their initial appointment to the Board of Directors, exercisable at $10.75 per share, the fair market value on the date of grant. In consideration of their service on the Board of Directors, on the date of each annual meeting of the stockholders of the Company, each non-employee director who is elected, re-elected or continues to serve as a director because his term has not expired, receives an option to purchase 7,500 shares of Common Stock, exercisable at the fair market value of such shares on the date of grant. In addition, each Director who serves on a Committee, as of the date of the annual meeting, receives an additional option to purchase 2,500 shares of Common Stock, exercisable at the fair market value of such shares on the date of grant. Each Committee member is only entitled to a single such option to purchase 2,500 shares even if he serves on several Committees. In addition, the Directors' Plan provides that additional grants of options may be made, from time-to-time, as determined by the Compensation Committee.

MEETINGS -- During fiscal year 2002, the Board of Directors held six formal meetings including teleconference meetings. Each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors held during the period for which he served as a director except for Mr. Lee who missed two of the six meetings held in fiscal year 2002, and (2) the total number of meetings held by all committees of the Board of Directors on which he served.

COMMITTEES OF THE BOARD OF DIRECTORS-- The Board of Directors has established an Audit Committee, a Compensation Committee and an Executive Committee. The Audit Committee includes Dr. Evarts (Chairman) and Messrs. Maupay, Bobb and Lee, each a non-employee director and each of whom meets the independence requirements of the NASDAQ Marketplace Rules. The Compensation Committee includes Messrs. Bobb

(Chairman), Chefitz and Maupay. The Executive Committee includes Messrs. Kaufmann (Chairman), Chefitz, Maupay and Dr. Evarts.

In September 2002, the Executive Committee established a Corporate Governance Committee and a Nominating Committee. Messrs. Maupay and Chefitz and Dr. Evarts, each an independent director, will serve on both of these committees. The primary function of the Governance Committee will be to evaluate the Board's performance and make recommendations as to the size and composition of the Board and its committees. The Nominating Committee will be responsible for making recommendations to the Board for nominations of new Board members.

The Audit Committee generally has responsibility for assessing processes related to risks and control environment, overseeing financial reporting, evaluating independent audit processes and reporting to the full Board of Directors regarding all of the foregoing. The Audit Committee held three formal meetings in fiscal year 2002. See "Audit Committee Matters."

The Compensation Committee generally has responsibility for recommending to the Board of Directors guidelines and standards for the determination of executive compensation, reviewing the Company's executive policies and reporting to the full Board of Directors regarding the foregoing. The Compensation Committee also has responsibility for administering the Company's Third Amended and Restated Employee Incentive Compensation Plan (the "Employee Plan") and the Directors' Plan, determining the number of options to be granted to the Company's executive officers and employees pursuant to the Employee Plan, and reporting to the full Board of Directors regarding the foregoing matters. The Compensation Committee did not hold any formal meetings in fiscal year 2002. However, the Compensation Committee met on July 10, 2002 to discuss compensation awards for the performance in fiscal year 2002. See "Report of the Compensation Committee of the Board of Directors."

The Executive Committee has those responsibilities delegated to it from time to time by the Board of Directors. The Executive Committee also measures the Company's performance to the Company's operating plan and reviews key strategic options. The Executive Committee held four formal meetings in fiscal year 2002.

EXECUTIVE OFFICERS

The Board of Directors elects officers annually and such officers, subject to the terms of certain employment agreements, serve at the discretion of the Board. See "Executive Compensation -- Employment Agreements." In addition to the executive officers identified in the tables entitled "Nominees" and "Other Directors", Ms. Wendy F. DiCicco, serves as the Company's Chief Financial Officer.

Ms. DiCicco, CPA, 35, has served as Chief Financial Officer since August 1998. From 1996 through 1998, Ms. DiCicco served as Controller. Prior to joining the Company in 1996, Ms. DiCicco was an Accounting and Audit Manager at the public accounting firm Deloitte & Touche LLP, where she was employed since 1989. Ms. DiCicco holds a B.S. degree in accounting from Philadelphia University and is a Certified Public Accountant in the Commonwealth of Pennsylvania.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE -- Section 16 of the Securities and Exchange Act of 1934, as amended (the "1934 Act"), requires the Company's officers and directors and persons who own greater than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the NASDAQ National Market. Based solely on a review of the forms it has received and on written representations from certain reporting persons that no such forms were required for them, the Company believes that all Section 16 filing requirements applicable to its officers, directors and 10% beneficial owners were complied with during fiscal year 2002, except that Mr. Nash and Dr. Kensey each inadvertently filed one Form 4 to report five and ten transactions, respectively, four days late due to an administrative error.

                             EXECUTIVE COMPENSATION

The table below contains information with respect to the compensation paid and awarded by the Company for services rendered during the fiscal years ended June 30, 2002, 2001, and 2000 to its chief executive officer and the only three other executive officers of the Company whose total annual salary and bonus exceeded $100,000 during fiscal year 2002 (each, a "Named Executive Officer").

                           SUMMARY COMPENSATION TABLE

                                                           ANNUAL           LONG-TERM
                                                        COMPENSATION       COMPENSATION          ALL OTHER
                                                             (1)              AWARDS           COMPENSATION
                                                        ------------     ------------------    ------------
                                                                            SECURITIES
                                                           SALARY        UNDERLYING OPTIONS
     NAME AND PRINCIPAL POSITION               YEAR          ($)                (#)
     ------------------------------------      ----     ------------     ------------------    ------------
     Joseph W. Kaufmann                        2002       $ 250,000           55,000(4)              --
      President, Chief Executive Officer,      2001       $ 237,500          168,500                 --
      Secretary and Director                   2000       $ 200,000           75,000(5)              --

     Douglas G. Evans, P.E.                    2002       $ 200,000           45,000(4)         $ 2,250(6)
      Chief Operating Officer, Assistant       2001       $ 190,000          133,200            $ 1,750(6)
      Secretary and Director                   2000       $ 160,000           75,000(5)         $   211(6)

     Wendy F. DiCicco, CPA                     2002       $ 127,282           15,000(4)         $ 1,896(6)
      Chief Financial Officer                  2001       $ 114,670(2)        15,525            $ 1,557(6)
                                               2000       $  98,067           20,000(5)         $   950(6)

     John E. Nash, P.E.                        2002       $ 100,000               --            $ 1,292(6)
      Vice President of New Technologies       2001       $  97,280(3)            --            $ 1,039(6)
                                               2000       $ 180,000               --            $ 1,460(6)

----------

(1) Each of Mr. Kaufmann and Mr. Evans elected not to receive a bonus for fiscal year 2000 and 2002 under the Company's bonus plan and each of Mr. Kaufmann, Mr. Evans, and Ms. DiCicco elected to receive options to purchase 98,500, 80,000, and 8,625 shares of the Company's Common Stock, respectively, in lieu of a cash bonus for fiscal year 2001 under the Company's bonus plan.

(2) The Company's short-term disability insurance carrier paid $9,390 of Ms. DiCicco's salary.

(3) The Company's short-term disability insurance carrier paid $19,176 of Mr. Nash's salary.

(4)  Granted July 10, 2002.

(5)  Granted August 16, 2000.

(6) Represents the Company's matching cash contribution paid and/or accrued under the Company's 401(k) Plan.

OPTION GRANTS IN FISCAL YEAR 2002 -- The following table provides information on grants of stock options for fiscal year 2002 to the Named Executive Officers pursuant to the Employee Plan. These grants were made on July 10, 2002. The Company did not award any stock appreciation rights during fiscal year 2002. .

                        OPTION GRANTS IN FISCAL YEAR 2002

                               INDIVIDUAL GRANTS
------------------------------------------------------------------------------------
                                                                                         POTENTIAL REALIZABLE VALUE AT
                                             PERCENT OF                                     ASSUMED ANNUAL RATES OF
                                               TOTAL                                     STOCK PRICE APPRECIATION FOR
                                              OPTIONS                                           OPTION TERM(2)
                                  OPTIONS    GRANTED TO     EXERCISE                     -----------------------------
                                  GRANTED   EMPLOYEES IN      PRICE       EXPIRATION
           NAME                   (#)(1)     FISCAL YEAR     ($/SH)          DATE            5%($)           10%($)
------------------------------    -------   ------------    --------      ----------     ------------     ------------
Joseph W. Kaufmann ...........     55,000       14.1%        $ 14.58        7/10/12        $  504,311       $1,278,022
Douglas G. Evans, P.E. .......     45,000       11.6%        $ 14.58        7/10/12        $  412,618       $1,045,654
Wendy F. DiCicco, CPA ........     15,000        3.9%        $ 14.58        7/10/12        $  137,539       $  348,551
John E. Nash, P.E. ...........         --         --              --          --                   --               --

     (1) These options will vest in equal annual amounts beginning on July 1, 2003.

     (2) Potential realizable value is presented net of the option exercise price but before any federal or state income taxes associated with exercise. These amounts represent certain assumed rates of appreciation prescribed by the SEC. Actual gains are dependent on the future performance of the common stock and the option holders' continued employment over the vesting period. The potential realizable value does not reflect the Company's prediction of its stock price performance. The amounts reflected in the table may not be achieved.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2002 AND YEAR-END 2002 OPTION VALUES -- The following table provides information on the Named Executive Officers' unexercised and exercised options granted under the Employee Plan at June 30, 2002. It does not reflect the grants made to the Named Executive Officers on July 10, 2002.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2002 AND YEAR-END 2002 OPTION VALUES

                                                             NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                               SHARES                        UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                            ACQUIRED ON     VALUE          OPTIONS AT YEAR-END 2002(#)        YEAR-END 2002($)(1)
                             EXERCISE     REALIZED       ----------------------------     ----------------------------
NAME                            (#)         ($)          EXERCISABLE    UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
--------------------------  -----------   --------       -----------    -------------     -----------    -------------
Joseph W. Kaufmann .......        --             --        894,500         80,000         $5,398,222     $  181,368
Douglas G. Evans, P.E. ...        --             --        554,400         68,800         $3,225,668     $  162,440
Wendy F. DiCicco, CPA ....    10,000     $  125,823         58,925         14,600         $  287,938     $   38,524
John E. Nash, P.E. .......        --             --             --             --                 --             --

----------

     (1) The value per option is calculated by subtracting the exercise price from the closing price of the Common Stock on the NASDAQ National Market on June 28, 2002 of $16.20.

EMPLOYMENT AGREEMENTS

Mr. Kaufmann is a party to a three year Employment and Non-Competition Agreement dated as of July 1, 2001 that expires in July 2004 and provides for an annual base salary of $250,000. Mr. Evans is a party to a three year Employment and Non-Competition Agreement dated as of July 1, 2001 that expires in July 2004 and provides for an annual base salary of $200,000. Ms. DiCicco is a party to a two year Employment and Non-Competition Agreement dated as of September 1, 2001 that expires in September 2003 and provides for an annual base salary of $119,503. Each of these employment agreements provides that the officer's salary is subject to annual increases as determined by the Board of Directors and provides that an annual bonus may be paid at the discretion of the Board of Directors. The agreements restrict each of Messrs. Kaufmann and Evans and Ms. DiCicco from competing with the Company during the term of the agreement and for 12 months after termination of his or her employment with the Company.

Each of Messrs. Kaufmann and Evans and Ms. DiCicco is also party to a Termination and Change in Control Agreement, dated as of the same date as his or her Employment and Non-Competition Agreement, pursuant to which, upon a Change in Control or Termination (each as defined therein) he or she will be entitled to receive, among other things, severance pay equal to his or her base salary for a period of two years. Each of Messrs. Kaufmann and Evans and Ms. DiCicco would be entitled to receive an additional payment, net of taxes, to compensate for any excise tax imposed on these and other payments if they are determined to be excess parachute payments under the Internal Revenue Code. Following a Change in Control, all unvested options granted to each of Messrs. Kaufmann and Evans and Ms. DiCicco will immediately become vested.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the securities authorized for issuance under the Company's equity compensation plans, all of which have been approved by stockholders, as of June 30, 2002.

                                                                                                            NUMBER OF SECURITIES
                                                                                                          REMAINING AVAILABLE FOR
                                               NUMBER OF SECURITIES                                        FUTURE ISSUANCE UNDER
                                                 TO BE ISSUED UPON        WEIGHTED-AVERAGE EXERCISE         EQUITY COMPENSATION
                                                    EXERCISE OF             PRICE OF OUTSTANDING              PLANS (EXCLUDING
                                               OUTSTANDING OPTIONS,          OPTIONS, WARRANTS            SECURITIES REFLECTED IN
                                               WARRANTS AND RIGHTS               AND RIGHTS                      COLUMN (a)
                                               --------------------       -------------------------       -----------------------
                                                       (a)                          (b)                              (c)
                                               --------------------       -------------------------       -----------------------
Equity compensation plans approved by
security holders                                    2,477,440                    $ 11.45                           699,268
Equity compensation plans not approved
by security holders                                        --                    $    --                                --


         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The objectives of the Compensation Committee in determining the levels and components of executive compensation are (1) retaining the executive officers in their present positions, (2) providing them with both cash and equity incentives to further the interests of the Company and its stockholders, (3) compensating them at levels comparable to those of executive officers at other medical device companies at a comparable stage of development, and (4) attracting executive officers whose experience and backgrounds would help the growth and development of the Company. Generally, the compensation of all executive officers consists of a base salary plus a discretionary bonus based upon achievement of specified goals. In addition, stock options are granted to provide the opportunity for compensation based upon the performance of the Common Stock over time.

The Compensation Committee determined the terms of the employment agreements for Mr. Kaufmann and for all of the other executive officers. In determining the base salaries of the executive officers, the Compensation Committee considered the performance of each executive, the nature of the executive's responsibilities, the salary levels of executives at medical device companies at a comparable stage of development, including other publicly-held companies that are developing medical device products and are included in the NASDAQ Medical Equipment Index, and the Company's general compensation practices. Based on these criteria, the employment agreement for Mr. Kaufmann provides for a base salary of $250,000 for fiscal years 2002, 2003 and 2004.

Discretionary bonuses for each of the Company's executive officers are directly tied to achievement of specified goals of the Company and are a function of the criteria, which the Compensation Committee believes appropriately, take into account the specific areas of responsibility of the particular officer. The Compensation Committee approved specific goals, including financial, operational and development milestones, in the beginning of fiscal year 2002. Based upon achievement of the approved goals for fiscal year 2002, Mr. Kaufmann and Mr. Evans earned a cash bonus of $101,000 and $87,000, respectively. However, each of Mr. Kaufmann and Mr. Evans elected not to receive a cash bonus for fiscal year 2002 under the Company's bonus plan. Mr. Kaufmann's bonus for fiscal year 2003 will be based upon the achievement of specified objectives, including achievement of revenue and earnings per share goals in the Company's fiscal year 2003 plan. The fiscal year 2003 bonus will be subject to the discretion of the Board of Directors.

The Compensation Committee also grants stock options, from time to time, to executive officers and other employees in order to provide a long-term incentive which is directly tied to the performance of the Company's stock. The exercise price of each of these stock options is generally the fair market value of the Common Stock on the date of grant. The options generally vest over a three-year period, based on either the date of grant or July 1st of each fiscal year. Vesting periods are used to retain key employees and to emphasize the long-term aspect of contribution and performance. On July 10, 2002, the Compensation Committee approved a grant of options to purchase 55,000 shares of the Company's Common Stock to Mr. Kaufmann, options to purchase 45,000 shares to Mr. Evans, and options to purchase 15,000 shares to Ms. DiCicco. These option grants will vest in equal amounts over a three-year period and the exercise price is $14.58, the fair market value of the underlying Common Stock on the date of the grant.

The Compensation Committee granted options based upon its belief that it is necessary in a highly competitive environment to provide key personnel the opportunity for significant continuing equity participation and incentive to create stockholder value over a longer investment horizon. These options provide an incentive to maximize stockholder value because they reward option holders only if stockholders also benefit. In making stock option grants to executives under the Employee Plan, the Compensation Committee considered a number of factors, including the past performance of the executive, achievement of specific delineated goals, the responsibilities of the executive, review of compensation of executives in medical device companies at a comparable stage of development, and review of the number of shares underlying stock options each executive currently possesses.

COMPLIANCE WITH SECTION 162(m) -- The Compensation Committee currently intends for all compensation paid to the executive officers to be tax deductible to the Company. Section 162(m) of the Internal Revenue Code ("Section 162(m)"), provides that compensation paid to certain executive officers in excess of $1,000,000 is nondeductible by the Company for Federal income tax purposes unless, in general, such compensation is performance-based, is established by a committee comprised solely of two or more independent directors, is objective and the plan or agreement providing for such performance based compensation has been approved by stockholders in advance of payment. The Compensation Committee does not believe that the limitation imposed by Section 162(m) will be applicable to the Company in the foreseeable future, but the Company will review compensation practices as circumstances warrant.

                             COMPENSATION COMMITTEE
                           --------------------------

                            Robert J. Bobb, Chairman
                                Harold N. Chefitz
                              Walter R. Maupay, Jr.

                                PERFORMANCE GRAPH

The following graph shows a comparison of cumulative total returns during the period commencing on June 30, 1997 and ending on June 30, 2002, for the Company, the NASDAQ Stock Market (U.S.) Index, the Russell 2000 Index and the NASDAQ Medical Equipment Index. This year, the Company has decided to replace the Russell 2000 Index with the NASDAQ Medical Equipment Index in its performance graph, as the Company believes that the NASDAQ Medical Equipment Index includes companies that are more comparable to the Company, and provides a better basis for assessing the Company's stock performance than the Russell 2000 Index. Pursuant to SEC rules, both indices are included in this performance graph, but beginning with the Company's proxy statement for its 2003 Annual Meeting of Stockholders, the Russell 2000 Index will no longer be included. The comparison assumes $100 was invested on June 30, 1997, in the Common Stock of the Company, the NASDAQ Stock Market (U.S.) Index, the Russell 2000 Index, and the NASDAQ Medical Equipment Index, and assumes the reinvestment of all dividends, if any.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS


                               [PERFORMANCE GRAPH]


                                     6/30/97  6/30/98  6/30/99  6/30/00  6/30/01  6/30/02
                                     -------  -------  -------  -------  -------  -------
     KENSEY NASH CORPORATION           100       88       74      103      156      151

     NASDAQ Stock Market (U.S.)        100      132      189      280      152      103

     Russell 2000 Index                100      117      118      135      136      124

     NASDAQ Medical Equipment          100      116      155      179      168      152

            SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS

The following table sets forth, as of October 18, 2002, certain information with respect to the beneficial ownership of the Company's Common Stock by (1) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (2) each Company director, (3) each of the Named Executive Officers and (4) all Company executive officers and directors as a group. Unless otherwise indicated, each person or group has sole investment and voting power with respect to the shares shown below as beneficially owned by such person.


                                                            AMOUNT AND NATURE OF   PERCENT OF
     NAMES AND ADDRESS                                      BENEFICIAL OWNERSHIP      CLASS
     ----------------------------------------------------   --------------------   ----------
     FMR Corp.(1) ......................................         1,230,800           11.5%
     Taunus Corporation(2) .............................         1,170,031           10.9
     Kenneth R. Kensey, M.D.(3)(4) .....................         1,110,000           10.3
     Joseph W. Kaufmann(5) .............................         1,077,000            9.2
     Douglas G. Evans, P.E.(6) .........................           680,117            6.0
     John E. Nash, P.E.(7) .............................           535,000            5.0
     Wendy F. DiCicco, CPA(8) ..........................            63,925             *
     Walter R. Maupay, Jr.(9) ..........................            75,500             *
     Harold N. Chefitz(10) .............................            52,500             *
     Robert J. Bobb(11) ................................            52,500             *
     Steven J. Lee(12) .................................            15,834             *
     C. McCollister Evarts, M.D.(13) ...................            15,834             *
     All Executive Officers and Directors as a group
        (9 persons).....................................         2,568,210           20.6%

----------

*    Denotes less than one percent.

(1) FMR Corp. is a parent holding company of Fidelity Management & Research Company whose address is 82 Devonshire Street, Boston, MA 02109. Includes 813,900 shares as to which FMR Corp. does not have sole or shared voting power. This information was obtained from a Schedule 13G filed with the SEC on February 14, 2002.

(2) Taunus Corporation is a parent holding company of Deutsche Investment Management Americas Inc. (DIMA). The principal place of business for Taunus is 31 West 52nd Street, NY, NY 10019 and the principal place of business for DIMA is 345 Park Avenue, NY, NY 10154. Includes 20,624 shares as to which Taunus Corporation shares voting power and 442,400 shares as to which Taunus does not have sole or shared voting power. This information was obtained from a Schedule 13G filed with the SEC on May 3, 2002.

(3) The address of the stockholder is c/o Visco Technologies, Inc., 15 East Uwchlan Ave., Suite 414, Exton, Pennsylvania 19341.

(4) Represents shares held by the Kenneth Kensey Revocable Trust. Excludes 18,750 shares held by the Kenneth Kensey Gift Trust, as to which Dr. Kensey disclaims beneficial interest. With respect to 400,000 of the shares held by the Kenneth Kensey Revocable Trust, Dr. Kensey has entered into "zero cost collars" pursuant to which Dr. Kensey wrote call options to, and purchased put options from, Bear, Stearns & Co. Inc.

(5) Includes options to purchase 911,167 shares which may be exercised within 60 days as of October 18, 2002.

(6) Represents 54,000 shares held by the Douglas G. Evans Revocable Trust, 1,050 shares held indirectly by his minor children and options to purchase 571,067 shares which may be exercised within 60 days of October 18, 2002.

(7)  Represents shares held by the John E. Nash Revocable Trust.

(8) Includes options to purchase 63,925 shares held by Ms. DiCicco which may be exercised within 60 days of October 18, 2002.

(9) Includes options to purchase 52,500 shares which may be exercised within 60 days of October 18, 2002.

(10) Represents 5,000 shares held by the Chefitz Healthcare Investment Account and options to purchase 47,500 shares of Common Stock held by Mr. Chefitz which may be exercised within 60 days of October 18, 2002.

(11) Includes options to purchase 52,500 shares held by Mr. Bobb which may be exercised within 60 days of October 18, 2002.

(12) Includes options to purchase 15,834 shares held by Mr. Lee which may be exercised within 60 days of October 18, 2002.

(13) Includes options to purchase 15,834 shares held by Dr. Evarts which may be exercised within 60 days of October 18, 2002.

                              CERTAIN TRANSACTIONS

The Company has pledged $1,726,780 in investments as collateral to secure a bank loan made to Joseph W. Kaufmann, the Company's Chief Executive Officer, President and Secretary, who is also a Director, which were used by Mr. Kaufmann for the payment of taxes incurred as a result of the receipt of Common Stock at the Company's initial public offering in December 1995. In exchange for the Company pledging collateral for such loans, Mr. Kaufmann has pledged his Common Stock as collateral to the Company. The loan is repayable at the earlier of the sales of his stock or December 2002. The balance outstanding was $1,695,983 at June 30, 2002.

The Company has pledged $386,291 in investments as collateral to secure a bank loan made to Douglas G. Evans, P.E., the Company's Chief Operating Officer, and Assistant Secretary, who is also a Director, which were used by Mr. Evans for the payment of taxes incurred as a result of the receipt of Common Stock at the Company's initial public offering in December 1995. In exchange for the Company pledging collateral for such loans, Mr. Evans has pledged his Common Stock as collateral to the Company. The loan is repayable at the earlier of the sales of his stock or December 2002. The balance outstanding was $379,359 at June 30, 2002.

The Company entered into loan agreements with Joseph W. Kaufmann under which he has borrowed $1.8 million in total from the Company since May 1997. Interest on the loans range from 5.75% to 7.75% and is based on the prime rate of interest. In exchange for the loans, Mr. Kaufmann has pledged his common stock as collateral to the Company. Interest and principal on the loans are due at the earlier of the sale of a portion of the officer's stock or March 2003. The full principal amount of the loan remained outstanding at June 30, 2002.

                                   PROPOSAL 2
                     RATIFICATION OF APPOINTMENT OF AUDITORS

The Board of Directors, upon the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP, independent certified public accountants, as auditors of the Company's financial statements for 2003. Deloitte & Touche LLP has acted as auditors for the Company since 1990. It is expected that representatives of Deloitte & Touche LLP will be present at the meeting and will be available to respond to questions. They will be given an opportunity to make a statement if they desire to do so.

The Board of Directors has determined to afford stockholders the opportunity to express their opinions on the matter of auditors, and, accordingly, is submitting to the stockholders at the Annual Meeting a proposal to ratify the Board of Directors' appointment of Deloitte & Touche LLP. If a majority of the shares voted at the Annual Meeting, in person or by proxy, are not voted in favor of the ratification of the appointment of Deloitte & Touche LLP, the Board of Directors will interpret this as an instruction to seek other auditors. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS AUDITORS FOR THE 2003 FISCAL YEAR.

AUDIT FEES -- The Company has been billed a total of approximately $82,980 by Deloitte & Touche, LLP, the Company's independent auditors, for professional services rendered in connection with the audit of its consolidated financial statements for fiscal year 2002, its review of unaudited interim financial statements included in each of the Company's Forms 10-Q filed during the last fiscal year and accounting consultations regarding generally accepted accounting principals.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES -- The Company has not incurred any fees in connection with financial information systems design and implementation during fiscal year 2002.

ALL OTHER FEES -- The Company has been billed a total of approximately $24,885 for all other services rendered by Deloitte & Touche that are not set forth above (which includes services in relation to establishing the Company's German subsidiary, Kensey Nash Europe GmbH, tax planning, and completing an audit of the Company's 401(k) Plan).

                             AUDIT COMMITTEE MATTERS

AUDIT COMMITTEE CHARTER -- The Audit Committee has adopted a written charter, which was attached as Exhibit A to the Company's proxy statement for its 2001 Annual Meeting of Stockholders.

INDEPENDENCE OF AUDIT COMMITTEE MEMBERS -- The Company's Common Stock is listed on the NASDAQ National Market and the Company is governed by the listing standards applicable thereto. All members of the Audit Committee of the Board of Directors have been determined to be "independent directors" pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers' Marketplace rules.

AUDIT COMMITTEE REPORT -- In connection with the preparation and filing of the Company's Annual Report on Form 10-K for fiscal year 2002:

     (1) the Audit Committee reviewed and discussed the audited financial statements with the Company's management and the Company's independent auditors, including meetings where the Company's management was not present;

     (2) the Audit Committee discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications;

     (3) the Audit Committee discussed with the Company's independent auditors the results of its audit and examination of the Company's consolidated financial statements, its evaluation of the Company's internal controls and its overall assessment of the quality of the Company's financial accounting and reporting functions;

     (4) the Audit Committee received and reviewed the written disclosures and the letter from the Company's independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the Company's independent auditors the independent auditor's independence, including any relationships that may impact their objectivity and independence and considered the amount of non-audit services and the compatibility of such non-audit services with the auditor's independence; and

     (5) based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the 2002 Annual Report on Form 10-K.

                                 AUDIT COMMITTEE
                      -------------------------------------
                      C. McCollister Evarts, M.D., Chairman
                              Walter R. Maupay, Jr.
                                  Steven J. Lee
                                 Robert J. Bobb

                         MISCELLANEOUS AND OTHER MATTERS

SOLICITATION -- The cost of this proxy solicitation will be borne by the Company. The Company may request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals. Such banks, brokers, fiduciaries, custodians, nominees and other record holders will be reimbursed by the Company for their reasonable out-of-pocket expenses of solicitation. The Company does not anticipate that costs and expenses incurred in connection with this proxy solicitation will exceed an amount normally expended for a proxy solicitation for an election of directors in the absence of a contest.

PROPOSALS OF STOCKHOLDERS -- Proposals of stockholders for the 2003 Annual Meeting of Stockholders will not be included in the proxy statement for, or considered at, that annual meeting unless the proposal is proper for inclusion in the proxy statement and for consideration and is received by the Secretary of the Company at the Company's offices between May 9, 2003 and June 8, 2003.

OTHER BUSINESS -- The Board of Directors is not aware of any other matters to be presented at the Annual Meeting other than those mentioned in the Company's Notice of Annual Meeting of Stockholders enclosed herewith. If any other matters are properly brought before the Annual Meeting, however, it is intended that the persons named in the proxy will vote as the Board of Directors directs.

ADDITIONAL INFORMATION -- THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS AUDIT COMMITTEE CHARTER, AS FILED WITH THE SEC, AND ITS ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR 2002, AS FILED WITH THE SEC, INCLUDING THE FINANCIAL STATEMENTS AND ATTACHED SCHEDULES, UPON THE WRITTEN REQUEST OF ANY PERSON WHO IS A STOCKHOLDER AS OF THE RECORD DATE. THE COMPANY WILL PROVIDE COPIES OF THE EXHIBITS TO SUCH ANNUAL REPORT UPON PAYMENT OF A REASONABLE FEE, WHICH WILL NOT EXCEED THE COMPANY'S REASONABLE EXPENSES INCURRED. REQUESTS FOR SUCH MATERIALS SHOULD BE DIRECTED TO KENSEY NASH CORPORATION--INVESTOR RELATIONS, 55 EAST UWCHLAN AVENUE, EXTON, PENNSYLVANIA 19341, ATTENTION: SECRETARY.

                                   By order of the Board of Directors,


                                   Joseph W. Kaufmann
                                   President and Secretary

Exton, Pennsylvania
November 6, 2002

PROXY                       KENSEY NASH CORPORATION

 Marsh Creek Corporate Center - East Uwchlan Avenue - Exton, Pennsylvania 19341

  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 4, 2002

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned stockholder(s) hereby appoints Joseph W. Kaufmann and Douglas G. Evans, and each of them, with full power of substitution, as attorneys and proxies for and in the name and place of the undersigned, and hereby authorizes each of them to represent and to vote all of the shares of Common Stock of Kensey Nash Corporation (the "Company") held of record by the undersigned as of October 18, 2002 which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on December 4, 2002, at the Top of the Tower, 1717 Arch Street, 51(st) Floor, Philadelphia Pennsylvania at 10:00 a.m., local time, and any adjournments or postponements thereof.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

1. ELECTION OF DIRECTORS:

[ ] FOR all nominees listed below                            [ ] WITHHOLD AUTHORITY
 (except as marked to the contrary below)                     to vote for all nominees listed below

--------------------------------------------------------------------------------
(Instruction: to withhold authority to vote for any individual nominee, strike a line through the nominee's name below)

Douglas G. Evans, P.E.               C. McCollister Evarts, M.D.          Walter R. Maupay Jr.
(term to expire in 2005)             (term to expire in 2005)             (term to expire in 2005)

2. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY'S FINANCIAL STATEMENTS.
                                     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

3. Each of the persons named as proxies herein are authorized, in such person's discretion, to vote upon such other matters as may properly come before the Annual Meeting.
            (Continued and to be signed and dated on reverse side.)

    THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF IN THE MANNER DESCRIBED HEREIN. IF NO CONTRARY INDICATION IS MADE THE PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

                                     Dated  , 2002

                                     -------------------------------------------

                                     -------------------------------------------
                                     Signature(s)

                                     PLEASE MARK, SIGN, DATE AND RETURN THIS
                                     PROXY CARD PROMPTLY USING THE ENCLOSED
                                     ENVELOPE.

                                     [ ] MARK HERE FOR ADDRESS CHANGE AND NOTE
                                         AT LEFT

This Proxy must be signed exactly as your name appears hereon. When shares are held by joint tenants, both should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.